Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Phillip G. Creek
         Senior Vice President, Chief Financial Officer
M/I Homes, Inc.
(614) 418-8011

M/I Homes Reports New Contracts,
Homes Delivered, and Backlog

Columbus, Ohio, April 12, 2007 - M/I Homes, Inc. (NYSE:MHO) announces new contracts, homes delivered, and backlog for the first quarter of 2007.

New contracts and homes delivered during for the first quarter of 2007 were 942 and 704, respectively, compared to new contracts of 1,137 and homes delivered of 832 for the first quarter of 2006. Backlog units at March 31, 2007 were 1,761 with a sales value of $589 million and an average sales price of $335,000. Backlog units at March 31, 2006 were a record 3,112 with an average sales price of $346,000 and a sales value of $1.1 billion. M/I Homes had 161 active communities at March 31, 2007 compared to 155 at March 31, 2006.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “Conditions in most of our markets remained difficult in the first quarter as our Florida and Midwest regions experienced declines in new contracts. However, we are pleased that our first quarter new contracts exceeded the amount of our new contracts for the last six months of 2006. In addition, new contracts in our Mid-Atlantic region increased 66% over the prior year period, with improvements in each of our three markets - Washington, D.C., Charlotte and Raleigh. Also, our cancellation rate in the first quarter declined to 25% from 63% in the fourth quarter of 2006. We are mindful that the homebuilding industry remains challenging and we will continue to execute an operating strategy that will position us for improved market conditions.”

The Company expects to report first quarter financial results on April 26, 2007. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through April 26, 2008.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 70,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities and various governmental rules and regulations, as more fully discussed in the Risk Factors section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. All forward-looking statements made in this Press Release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this Press Release will increase with the passage of time. The Company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I HOMES, INC.
Homebuilding Operational Data

	NEW CONTRACTS			HOMES DELIVERED
	Three months ended			Three months ended
	March 31,			March 31,
			%			%
Region	2007	2006	Change	2007	2006	Change

Midwest	475	640	(26)	296	369	(20)

Florida	174	321	(46)	242	365	(34)

Mid-Atlantic	293	176	66	166	98	69

	942	1,137	(17)	704	832	(15)

BACKLOG
	March 31, 2007			March 31, 2006
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Midwest	811	$212	$262,000	1,211	$ 340	$281,000

Florida	515	$199	$386,000	1,496	$ 562	$376,000

Mid-Atlantic	435	$178	$409,000	405	$ 174	$429,000

	1,761	$589	$335,000	3,112	$1,076	$346,000